UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2005

General Electric Company
(Exact name of registrant as specified in its charter)

New York	1-35	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement

On July 28, 2005, the Board of Directors’ Management Development and Compensation Committee revised the vesting schedule for restricted stock units (RSUs) granted under the RSU Career Retention Program on and after July 28, 2005. For these RSUs, restrictions on 25% will lapse after three, five, seven and ten years, provided continued employment through each of these dates. Notwithstanding the foregoing, restrictions on all such RSUs will immediately lapse upon the employee’s termination of employment with the Company or any of its affiliates by reason of the employee’s retirement at or after age 60, or death, provided the employee has been continuously employed to the date of termination. Two executive officers received RSUs with these new terms: Arthur H. Harper, with 25,000 RSUs, and Shane Fitzsimons, with 15,000 RSUs. The form of award grant agreement for such RSUs is attached hereto as an exhibit and is hereby incorporated by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

This Item 5.02 amends Item 5.02 in the Form 8-K filed on June 14, 2005.

On June 10, 2005, the Board of Directors of the General Electric Company elected Robert W. Lane, the Chairman and Chief Executive Officer of Deere & Company, the world’s leading manufacturer of agricultural and forestry equipment, to the Board of Directors.

The Board of Directors has determined that Mr. Lane is an independent director under the New York Stock Exchange listing standards and the Company’s independence guidelines, as set forth in its Governance Principles.

On July 29, 2005, the Board of Directors appointed Mr. Lane to its Audit Committee.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits.

The following is filed as an exhibit to this report:

10	Form of Agreement for RSU Career Retention Program Restricted Stock Unit Grants to Executive Officers under the General Electric 1990 Long Term Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: August 2, 2005	/s/	Philip D. Ameen
Philip D. Ameen
Vice President and Comptroller

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